Exhibit 99.1

Hyperion Therapeutics Enters Into Completion of Phase III Clinical Trial, Option and Mutual Release

Agreement with Clal Biotechnology Industries and Yeda Research and Development Company

BRISBANE, Calif, Feb 16, 2015 — Hyperion Therapeutics, Inc. (Nasdaq:HPTX) (“Hyperion”) today announced that it has amicably resolved its disputes, and entered into a completion of phase III clinical trial, option and mutual release agreement (the “Agreement”) with Clal Biotechnology Industries Ltd. (TASE:CBI) (“CBI”) and Yeda Research and Development Company, Ltd. (“Yeda”) regarding DiaPep277, a product candidate developed by Andromeda Biotech, Ltd., a company which Hyperion acquired from CBI in June 2014.

Key terms include:

•	As announced in its September 8, 2014 press release, Hyperion will complete the ongoing DIA-AID 2 phase 3 clinical trial of DiaPep277 to treat new onset Type 1 diabetes and will not take DiaPep277 forward beyond completion of the DIA-AID 2 trial. Hyperion’s estimated budget for completion of the DIA-AID 2 trial remains unchanged at $10.5 million.

•	CBI will have an option to acquire Andromeda, which option expires September 30, 2015. CBI will pay a nonrefundable option payment of $2.5 million at signing, payable in shares of Hyperion stock currently held by CBI.

•	Subject to agreed restrictions, a steering committee consisting of representatives from CBI, Yeda and Hyperion, will oversee and direct the completion of the trial, the analysis of its results, and interactions with regulatory authorities.

•	Hyperion intends to use the option payment to offset any potential increases to the DIA-AID2 trial budget incurred at the steering committee’s direction. Any increases to this budget beyond $2.25 million, if incurred at the steering committee’s direction, will be reimbursed by CBI.

•	If CBI exercises the option, CBI will pay an option exercise price of $3.5 million, payable in shares of Hyperion stock currently held by CBI.

•	In addition, if the option is exercised, then Andromeda will be obligated to pay Hyperion future contingent payments if and to the extent it or its shareholders receive revenues or certain other proceeds, which are capped at $36.5 million. This amount, together with the option exercise price that Hyperion may receive, approximates the total amount Hyperion will have invested in Andromeda by the option exercise date.

•	If CBI does not exercise the option, the Agreement provides for DiaPep277 intellectual property rights to revert to Yeda.

•	Mutual releases of DiaPep277-related claims were exchanged among Hyperion, Andromeda, CBI, Yeda and Teva Pharmaceutical Industries Ltd.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial-stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company’s first commercial product, RAVICTI (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL (sodium phenylbutyrate) Tablets and Powder, which it markets in the U.S. The compound is also marketed internationally through business partners. In addition, the company is developing glycerol phenylbutyrate for the potential treatment of hepatic encephalopathy. For more information, please visit www.hyperiontx.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, among others, the settlement agreement’s intended resolution of issues among the parties, the possibility of CBI’s exercising its option to acquire Andromeda, the possibility of Andromeda’s making future contingent payments to Hyperion, and the total amount Hyperion will have invested in Andromeda.

Contact:

Myesha Edwards

Investor Relations and Corporate Affairs

(650) 745-7829

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